BROKERAGE AGREEMENT

1.           Definitions

1.1	Principal:	VasoActive Pharmaceuticals, INC. 99 Rosewood Avenue (Suite 260) Danvers, MA -1923

1.2	Broker:	Ferolie Corporation d/b/a “EASTERN SALES & MARKETING” 2 Van Riper Road, POB 409 Montvale, NJ 07645 Tax ID (EIN) #13-1657344

1.3	Territory:	Continental United States (all markets)

1.4	Customers:	All classes of retail trade (e.g., grocery, drug, mass merchandise club, convenience, specialty) (Wal Mart, direct response, professional and Internet, are excluded)

1.5	Products:	All products of Principal offered for sale in the Territory

1.6	Commission Rate:	5%

1.7	Effective Date:	August 1, 2005

2.            Appointment of Broker

2.1  The Principal hereby appoints the Broker, effective as of the Effective Date, as the Principal's exclusive agent to sell the Products in the Territory. The Broker hereby accepts the appointment.

2.2  The Broker agrees to work the Territory thoroughly, and to offer the Principal's unsold supply of Products for sale to the Customers, at frequent and regular intervals, at such prices and on such terms and conditions as the Principal shall authorize during the term of this agreement. The Broker will furnish such reports on market conditions as the Principal may from time to time reasonably request. The Principal authorizes the Broker to engage sub-agents in any portion(s) of the Territory and on such terms as the Broker may determine; the Broker shall be responsible to supervise any such sub-agents.

2.3  The Principal will pay the Broker a Commission equal to the Commission Rate applied to total "Net Invoiced Sales" of the Products in the Territory during the term of this agreement. As used in this agreement, "Net Invoiced Sales" means gross shipments, less any "off-invoice allowances" and "standard returns," as these terms are generally unaerstood in the brokerage industry. The Commission will be paid monthly, on or before the 15th calendar day of the month, on all Products paid for during the preceding calendar month. Copies of all invoices must be sent to the Broker at the same time they are issued to Customers.

2.4  The initial term of this agreement shall be for one year, commencing as of the Effective Date. After the expiration of the initial term, this agreement shall continue in effect indefinitely, unless and until it is terminated by either party, with or without cause, upon 50 days prior written notice to the other party. The Broker will be paid the Commission on all Products ordered during the 50-day termination notice period.